                                                                     EXHIBIT 5.1

                            [Perkins Coie Letterhead]

                                November 22, 1996

Gargoyles, Inc.
5866 South 194th Street
Kent, WA  98032

         RE: 817,500 SHARES OF COMMON STOCK (NO PAR VALUE) OF GARGOYLES, INC. (THE "COMPANY")

Ladies and Gentlemen:

         We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 817,500 shares of Common Stock, no par value (the "Shares"), of Gargoyles, Inc. (the "Company") to be issued pursuant to the Company's 1995 Stock Incentive Compensation Plan, as amended and restated (the "Plan").

         We have examined the Registration Statement and such other documents and records of the Company as we have deemed relevant and necessary for the purposes of this opinion. In giving this opinion we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

         Based upon and subject to the foregoing, we are of the opinion that the Shares that will be issued pursuant to the Plan, upon the due execution by the Company and the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,

                                  PERKINS COIE